Exhibit 99.1

NEWS RELEASE

SOUTHERN COPPER CORPORATION

11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028

(602) 977-6595

For Immediate Release
Investor Relations:                (602) 977-6595

Southern Copper Corporation Declares Three-for-One Stock Split

PHOENIX, June 19, 2008 — Southern Copper Corporation (SCC) (NYSE and LSE: PCU) announced today that the Executive Committee of its Board of Directors has approved a three-for-one split of the company’s outstanding common stock. The split will be effected in the form of a two-for-one stock dividend and will increase the number of shares outstanding to approximately 884,596,086 from approximately 294,865,362. Common shareholders of record at the close of business on June 30, 2008, will receive two additional shares of common stock for every share they own as of that date. The additional shares will be distributed on July 10, 2008. The company’s common stock will begin trading at its post-split price at the beginning of trading on July 10, 2008.

Southern Copper Corporation is one of the largest integrated copper producers worldwide and holds the largest copper reserves of any listed company in the world. We are a NYSE and Lima Stock Exchange (LSE) listed company that is 75.1% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 24.9% ownership is held by the international investment community. We operate mining units and metallurgical facilities in Mexico and Peru and conduct exploration activities in Mexico, Peru and Chile.